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                                                                   EXHIBIT 10.31


                 PROFIT PARTICIPATION BENEFIT EQUALIZATION PLAN

                                       OF

                        THE DUN & BRADSTREET CORPORATION

     As in effect as of January 1, 2000 with certain earlier effective dates

I.       Purpose of the Plan

         The purpose of the Profit Participation Benefit Equalization Plan of The Dun & Bradstreet Corporation (the "Plan") is to provide a means of equalizing the benefits of those employees of The Dun & Bradstreet Corporation ("the Corporation") and its subsidiaries participating in the Profit Participation Plan of The Dun & Bradstreet Corporation (the "Profit Participation Plan"), whose funded benefits under the Profit Participation Plan are or will be limited by the application of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable law or regulation. The Plan is intended to be an "excess benefit plan" as that term is defined in Section 3(36) of ERISA with respect to those participants whose benefits under the Profit Participation Plan have been limited by Section 415 of the Code, and a "top hat" plan meeting the requirements of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA with respect to those participants whose benefits under the Profit Participation Plan have been limited by Section 401(a)(17) of the Code.

II.      Administration of the Plan

         The Board of Directors ("Board") of the Corporation and the Compensation and Benefits Committee appointed by the Board (the "Committee") severally (and not jointly) shall be responsible for the administration of the Plan. The Committee shall consist of not less than three (3) nor more than seven
(7) members, as may be appointed by the Board from time to time. Any member of the Committee may resign at will by notice to the Board or be removed at any time (with or without cause) by the Board.

         The members of the Committee may from time to time allocate responsibilities among themselves and may delegate to any management committee, employee, director or agent its responsibility to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at its discretion.

         The Committee (and its delegees) shall have the exclusive authority to interpret the provisions of the Plan and construe all of its terms (including, without limitation, all disputed and
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uncertain terms), to adopt, amend, and rescind rules and regulations for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable. All such actions of the Committee shall be conclusive and binding upon all Participants, Former Participants, Vested Former Participants and Surviving Spouses. All deference permitted by law shall be given to such interpretations, determinations and actions.

         Any action to be taken by the Committee shall be taken by a majority of its members, either at a meeting or by written instrument approved by such majority in the absence of a meeting. A written resolution or memorandum signed by one Committee member and the secretary of the Committee shall be sufficient evidence to any person of any action taken pursuant to the Plan.

         Any person, corporation or other entity may serve in more than one (1) fiduciary capacity under the Plan.

III.     Participation in the Plan

         All members of the Profit Participation Plan shall be eligible to participate in this Plan whenever their benefits under the Profit Participation Plan, as from time to time in effect, would exceed the limitations on benefits and contributions imposed by Sections 401, 415 or any other applicable Section of the Code, calculated from and after September 2, 1974. For purposes of this Plan, benefits of a participant in this Plan shall be determined as though no provision were contained in the Profit Participation Plan incorporating limitations imposed by Sections 401, 415 or any other Section of the Code.

IV.      Benefit Limitations

         For purposes of this Plan and the Profit Participation Plan, the limitations imposed by Section 415 of the Code shall be deemed to be met when the sum of the participant's defined benefit plan fraction and his defined contribution plan fraction equals 1.0, as such fractions are computed for purposes of Section 415 of the Code and Section 14.4 of the Profit Participation Plan. Effective for Plan Years beginning after December 31, 1999, in accordance with changes included in the Small Business Job Protection Act of 1995, this
Section IV shall no longer apply with respect to any participant who has one (1) Hour of Service (as such term is defined in the Profit Participation Plan) after December 31, 1999.

V.       Equalized Benefits

         If member participating contributions or Company contributions to the Profit Participation Plan are suspended during any calendar year because any such contributions would cause the participant's account under such plan to exceed the benefit limitations related to such plan as described in Section III of this Plan, the Corporation shall pay the participant, on or about March 1st of the following year, an amount equal to:
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         (i) the Company contributions that otherwise would have been credited to such participant's account under the Profit Participation Plan for the balance of the year in which such suspension occurs, as if no provision were set forth therein incorporating limitations imposed by
         Section 401, 415 or any other applicable Section of the Code, and the participant had continued his participating contributions to the Profit Participation Plan at the rate in effect at the time such contributions were suspended for the balance of the year in which such suspension occurs, plus

         (ii) an interest factor equal to one-half (1/2) of the annual return which would have been received by the participant had such payment been invested eighty percent (80%) in the Special Fixed Income Fund of the Profit Participation Plan and twenty percent (20%) in the S&P 500 Index Fund managed by Barclays Global Investors of the Profit Participation Plan during the year in which such suspension occurs, less

         (iii) any applicable withholding taxes.

VI.      Change in Control

         Upon the occurrence of a "Change in Control", each participant under the Plan shall receive a lump sum distribution equal to:

         (i) the total amount which such participant had accrued under the Plan which has not yet been distributed to such participant pursuant to
         Section V(i) hereof as of the date of such Change in Control, plus

         (ii) an interest factor equal to one-half (1/2) of the return which would have been received by the participant had such amount been invested eighty percent (80%) in the Special Fixed Income Fund of the Profit Participation Plan and twenty (20%) in the S&P 500 Index Fund managed by Barclays Global Investors of the Profit Participation Plan during the portion of the calendar year subsequent to the date contributions to such participant's account were suspended under the Profit Participation Plan and prior to such Change in Control, less

         (iii) any applicable withholding taxes.

         Any such lump sum distribution shall be paid to the participant within sixty (60) days of the Change in Control, provided, however, that any such payment will not prevent the further accrual of benefits under the Plan after the date of such Change in Control.

         For purposes of this Plan, a "Change in Control" shall be deemed to have occurred if

         (a) any "Person," as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the
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         Corporation, or any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding securities;

         (b) during any period of twenty-four (24) months (not including any period prior to the effective date of this provision), individuals who at the beginning of such period constitute the Board, and any new director (other than (1) a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (a), (c) or (d) of this Section), (2) a director designated by any Person (including the Corporation) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (3) a director designated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Corporation representing ten percent (10%) or more of the combined voting power of the Corporation's securities) whose election by the Board or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;

         (c) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation and (2) after which no Person holds twenty percent (20%) or more of the combined voting power of the then outstanding securities of the Corporation or such surviving entity; or

         (d) the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

VII.     Miscellaneous

         This Plan may be terminated at any time by the Board of Directors of the Corporation, in which event the rights of participants to their accrued benefits shall become nonforfeitable. This Plan may also be amended at any time by the Board of Directors of the Corporation, except that no such amendment shall deprive any participant of his benefits accrued at the time of such amendment.
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         Benefits payable under this Plan shall not be funded and shall be made out of the general funds of the Corporation; provided, however, that the Corporation reserves the right to establish a trust fund as an alternate source of benefits payable under the Plan and to the extent payments are made from such trust, such payments will satisfy the Corporation's obligations under this Plan.

         No right to payment or any other interest under this Plan may be alienated, sold, transferred, pledged, assigned, or made subject to attachment, execution, or levy of any kind.

         Nothing in this Plan shall be construed as giving any employee the right to be retained in the employ of the Corporation. The Corporation expressly reserves the right to dismiss any employee at any time without regard to the effect which such dismissal might have upon him under the Plan.

         This Plan shall be construed, administered and enforced according to the laws of the State of New York.

VIII.    Effective Date

         This Plan shall be effective as of October 17, 1990, upon its adoption by the Board of Directors of The Dun & Bradstreet Corporation.